Exhibit 4.99

English translation

This Amended and Restated Exclusive Option Agreement (this "Agreement") is signed by the following parties on June 18, 2021:

A

Haishaman (Shanghai) Information Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: No. 24 Yangxin East Road, Pudong New District, Shanghai (hereinafter referred to as "Party A");

B

Guangzhou Huaduo Network Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: 24th Floor, Building B-1, North Area, Wanda Commercial Plaza, Wanbo Business Area, No. 79 Wanbo 2nd Road, Nancun Town, Panyu District, Guangzhou (hereinafter referred to as "Party B 1")

C

Guangzhou Ruicheng Network Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: 3204, No. 79, Wanbo 2nd Road, Nancun Town, Panyu District, Guangzhou (hereinafter referred to as "Party B 2", together with Party B1, referred to as "Party B");

D

Shanghai Ruogu Information Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: Room 3304, 3rd Floor, No. 17, Lane 658, Jinzhong Road, Changning District, Shanghai (hereinafter referred to as "Party C").

Party A, Party B and Party C are collectively referred to as "Parties" and each is referred to as a "Party" in this Agreement.

Recitals

1	Party B holds 100.00% of the equity shares of Party C.
2	Party A and Party C have signed an Exclusive Technology Development, Consulting and Service Agreement dated January 17, 2019 (the "Service Agreement").
3	Party A, Party B and Party C have signed the Restated and Amended Equity Pledge Agreement dated June 18, 2021 (the “Equity Pledge Agreement”).

After friendly negotiation, all parties reached a consensus on the exclusive option. In order to clarify the rights and obligations of all parties, this Agreement is concluded for mutual compliance.

Article 1 Purchase and Sale of Shares

1.	Grant of Rights
(a)

Party B hereby irrevocably grants an irrevocable exclusive option to Party A, as permitted under the laws of PRC, to purchase all or part of the shares of Party C held by Party B from Party B or one or more persons designated by Party B (the "Designated Person") at any time in accordance with the exercise steps at the discretion of Party A and at the price stated in paragraph 3 of Article 1 of this Agreement (the "Shares Purchase Option"). Except for Party A and the Designated Person, no third party shall have the Shares Purchase Option. Party C hereby agrees that Party B grants Party A the Shares Purchase Option.

(b)	"Person" as used in this paragraph and this Agreement means any individual, company, joint venture, partnership, enterprise, trust or unincorporated organization.
2.	Exercise Steps

Party A exercises its Shares Purchase Option is premised on compliance with laws and regulations of PRC. When Party A exercises the Shares Purchase Option, it shall send a written notice to Party B (the “Shares Purchase Notice”), and the Shares Purchase Notice shall specify the following matters:

(a)	Party A's decision on exercising the Shares Purchase Option;
(b)	The number of shares that Party A intends to purchase from Party B (the "Purchased Shares");
(c)	Purchase date/shares transfer date.
3.	Shares Purchase Price

Unless the evaluation is required by law, the purchase price of the Purchased Shares (the "Shares Purchase Price") shall be RMB 100 or the lowest price permitted by PRC laws and regulations.

4.	Transfer of Purchased Shares

Each time Party A exercises the Shares Purchase Option,

(a)

Party B shall instruct Party C to convene a shareholders' meeting in a timely manner, at which a resolution to approve the transfer of the Purchased Shares by Party B to Party A and/or the Designated Person shall be passed;

(b)	Party B shall enter into a share transfer agreement with Party A (or, where applicable, the Designated Person) in accordance with the provisions of this Agreement and the Shares Purchase Notice;
(c)

Relevant parties shall execute all other necessary contracts, agreements or documents, obtain all required government approvals and consents, and take all necessary actions to transfer valid title of the Purchased Shares, free of any Security Interest, to Party A and/or Designated Person and make Party A and/or Designated Person the registered owner of the Purchased Shares.

(d)

For the purposes of this paragraph and this Agreement, "Security Interest" includes a security, mortgage, right or interest of a third party, any stock option, right of acquisition, right of first refusal, right of set-off, retention of title or other security arrangement, etc., but for the avoidance of doubt, excludes any security interest incurred under this Agreement and the Equity Pledge Agreement, namely that Party B pledges all of its shares in Party C to Party A according to the Equity Pledge Agreement, in order to ensure that Party C’s  performance of its obligations under the Service Agreement.

Article 2 Covenants Related to Shares

1.	Covenants of Party C:

Party B (as a shareholder of Party C) and Party C hereby covenant that:

(a)

Without the prior written consent of Party A or Mangatoon Inc., the overseas ultimate controlling parent company of Party A (the “Party A’s Parent Company”), shall not supplement, change or amend the articles of association of Party C in any form, increase or decrease its registered capital, or otherwise change its registered capital structure;

(b)	To keep its existence, to conduct its business and deal with its affairs prudently and validly in accordance with good financial and commercial standards and practices;

(c)

Without the prior written consent of Party A or Party A’s Parent Company, shall not sell, transfer, mortgage or otherwise dispose of any assets, business, income or other legal rights and interests of Party C at any time from the date of execution of this Agreement, or allow creation of any other security interest thereon;

(d)	Without the prior written consent of Party A or Party A's Parent Company, no liabilities shall be incurred, inherited, guaranteed or allowed to exist, except for the following:
(i)	Indebtedness incurred in the normal or ordinary course of business and not by way of borrowing; and
(ii)	Debts that have been disclosed to Party A and have been written approved by Party A.
(e)

Keep operating all businesses in the ordinary course of business, maintain the value of Party C's assets, and refrain from any actions/omissions that may affect its operating conditions and asset value;

(f)

Without the prior written consent of Party A or Party A's Parent Company, no material agreement shall be executed or terminated outside of the scope of ordinary operations, the aforementioned material agreement refers to an agreement with an Agreement value exceeding RMB fifty (50) thousand;

(g)	Not to provide loans or credits to anyone without the prior written consent of Party A or Party A's Parent Company;
(h)	At the request of Party A, provide Party A with all materials on Party C's operations and financial conditions;
(i)

Party C purchases and maintains insurance from an insurance company accepted by Party A, and the amount and type of insurance maintained shall be the same as those usually insured by companies operating similar businesses and possessing similar properties or assets in the same region;

(j)	Without the prior written consent of Party A or Party A's Parent Company, it shall not merge or combine with any person, or acquire or invest in any person;

(k)	Party C shall not be liquidated, dissolved or deregistered without the prior written consent of Party A or Party A’s Parent Company;
(l)	Immediately notify Party A of any litigation, arbitration or administrative proceedings that have occurred or may occur in relation to Party C's assets, business and income;
(m)

To protect Party C's ownership of all its assets, sign all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate charges or defend all claims as necessary and appropriate;

(n)

Without the prior written consent of Party A or Party A’s Parent Company, dividends shall not be distributed to its shareholders in any form, but upon Party A's request, all distributable profits shall be distributed immediately to their respective shareholders; and

(o)	At the request of Party A, appoint any person designated by Party A to serve as the director of Party C.
2.	Party B covenants that:
(a)

Without the prior written consent of Party A or Party A's Parent Company, not to sell, transfer, mortgage or otherwise dispose of any equity interest, or allow any other security interest to be placed thereon, at any time from the date of this Agreement, except for the pledge on Party B's shares according to the Equity Pledge Agreement;

(b)

Without the prior written consent of Party A or Party A's Parent Company, it shall not procure the meeting of shareholders of Party C or board of directors of Party C to approve the sale, transfer, mortgage or otherwise dispose of any equity interest, or allow any other security interest to be placed thereon, except for the pledge on Party B's shares according to the Equity Pledge Agreement;

(c)

Without the prior written consent of Party A or Party A’s Parent Company, it shall not procure the meeting of shareholders of Party C or board of directors of Party C to approve Party C’s merger or combination with, or acquisition of, or investment in, any person;

(d)	promptly notify Party A of any litigation, arbitration or administrative proceeding that has occurred or may occur in relation to its equity;

(e)	Procure the meeting of shareholders of Party C and board of directors of Party C to vote and approve the transfer of the Purchased Shares specified in this Agreement;
(f)

To maintain its ownership of the shares, execute all necessary or appropriate documents, actively take all necessary or appropriate actions and/or file all necessary or appropriate charges or defend all claims as necessary and appropriate;

(g)	At the request of Party A, appoint any person designated by Party A as the director of Party C;
(h)

Upon Party A's request at any time, it shall unconditionally and immediately transfer its shares to Party A or its designated representative at any time, and waive its right of first refusal to other shareholders in respect of the abovesaid shares transfer; and

(i)

Strictly abide by the provisions of this Agreement and other agreements signed jointly or separately by Party A, Party A's Parent Company, Party B and Party C, perform all obligations under such agreements, and do not take any acts or omissions that may affect the validity and enforceability of such agreements. If Party B has any remaining rights to the equity shares under this Agreement or under the Equity Pledge Agreement or under the power of attorney granted by Party A as the beneficiary, Party B shall not exercise such rights unless in accordance with the written instructions of Party A.

3.	Party B and Party C shall not revoke the abovesaid covenants.

Article 3 Assets Purchase Option

1.	Definition

"Assets" refers to all assets of Party C, including but not limited to fixed assets, existing assets, intellectual property rights and interests under all the agreements signed by Party C. The aforementioned intellectual property rights include patents, patent application rights, trademark rights, trademark application rights, trade names, copyrights, trade secrets, inventions, technical secrets, designs, slogans, symbols, website design, layout design, and domain names. that Party C creates, owns, or is entitled to in the present and in the future.

2.	Grant of Rights

To the extent permitted by the PRC laws, Party B and Party C hereby irrevocably grant Party A an exclusive right, that is, Party A follows the exercise steps at its own discretion of Party A and in accordance with the provisions of Article 3 paragraph 4 of this Agreement, purchase, or the Designated Person purchase, all or part of the assets held by Party C from Party C at any time ("Assets Purchase Option"). Party B unanimously agrees that Party C shall grant Party A the Assets Purchase Option.

3.	Exercise Steps
(a)

Party A exercises its Assets Purchase Option is premised on compliance with laws and regulations of PRC. When Party A exercises the Assets Purchase Option, it shall send a written notice to Party B (the “Assets Purchase Notice”), and the Assets Purchase Notice shall specify the following matters:

(i)	Party A's decision on exercising the Assets Purchase Option;
(ii)	The assets that Party A intends to purchase from Party B (the "Purchased Assets");
(iii)	Purchase date.
(b)

After the Assets Purchase Notice sent, every time Party A exercises the Assets Purchase Right, Party C shall guarantee to perform the following matters, and Party B shall guarantee to urge Party C to perform the following matters:

(i)	Enter into an assets transfer agreement with respect to the Purchased Assets in accordance with this Agreement and each Assets Purchase Notice; and
(ii)

Shall execute all other necessary contracts, agreements or documents, obtain all required government approvals and consents, and take all required actions to transfer the valid title to the Purchased Assets to Party A and/or the Designated Person without any security interest attached, and complete the registration and filing procedures required for the transfer of intellectual property rights in accordance with relevant PRC laws and regulations, so that Party A and/or the Designated Person become the registered owners of the Purchased Assets.

4.	Assets Purchase Price

Unless otherwise provided by laws, the purchase price of the Purchased Assets (the "Assets Purchase Price") shall be RMB 100 or the maximum price permitted under the PRC laws and regulations. Party C shall bear all taxes and fees arising from the transfer of the Purchased Assets.

Article 4 Representations and Warranties of Party B and Party C

Party B and Party C hereby respectively represents and warrants to Party A on the date hereof and on each transfer date as follows:

1.

It has the ability to enter into and deliver this Agreement and any shares transfer agreement to which it is a party of and executed for each transfer of the Purchased Shares pursuant to this Agreement (respectively referred to as "Transfer Agreement"), and the powers and rights to perform its obligations under this Agreement and any Transfer Agreement. This Agreement and each Transfer Agreement signed by it as a party shall constitute its legal, valid and binding obligations from the date of execution and can be enforced in accordance with the terms of this Agreement or each Transfer Agreement;

2.	Neither the execution and delivery of this Agreement or any Trasnfer Agreement nor the performance of its obligations under this Agreement or any Transfer Agreement will:
(a)	result in a violation of any relevant PRC laws;
(b)	conflict with Party C's articles of association or other organizational documents;
(c)	cause or constitute a breach of any agreement or document to which it is a party or binding to it;
(d)	cause a breach of any condition of the grant and/or continuation of any license or approval issued to it; or
(e)	cause any license or approval issued to it to be suspended or revoked or subject to additional conditions.

3.

Party B has the legal ownership of the shares it holds. Party B does not have any security interest in the abovesaid shares, except for the pledge on Party B's shares according to the Equity Pledge Agreement;

4.	Party C has good and transferable title to all its assets and has not created any security interest on abovesaid assets;
5.	Party C does not have any outstanding debts, except in the following cases:
(a)	debts incurred in the ordinary course of its business, and
(b)	debts disclosed to Party A and agreed in writing by Party A.
6.	Party C complies with all applicable laws and regulations;
7.	There are currently no ongoing, pending or potential litigation, arbitration or administrative proceedings in relation to Party C's equity, Party C’s assets, or Party C.

Article 5 Effective Date and Term

This Agreement takes effect on the date upon signing this Agreement. This Agreement will continue to be effective unless both parties agree in writing to terminate this Agreement.

Article 6 Governing Law and Dispute Resolution

1.	Governing Law

The execution, validity, interpretation and performance of this Agreement, as well as the settlement of disputes under this Agreement, shall be governed by the PRC laws.

2.	Dispute Resolution

Any disputes arising from the interpretation and performance of this Agreement shall be settled by the parties to this Agreement first through friendly negotiation. If the dispute remains unresolved within thirty (30) days after one party has given a written notice to the other party requesting a negotiation, either party may submit the dispute to the Beijing Arbitration Commission, and the dispute shall be settled by arbitration in accordance with its then-effective arbitration rules. The place of arbitration shall be Beijing. The arbitral award is final and binding on the parties.

Article 7 Taxes and Fees

Each party shall be responsible for any and all taxes and fees incurred by or levied on the party in accordance with the laws of PRC in connection with the preparation and execution of this Agreement and each Transfer Agreement and the completion of the transactions contemplated by this Agreement and each Transfer Agreement.

Article 8 Notification

Unless there is a written notice to change the address listed below, notices under this Agreement shall be delivered by personal delivery or by registered mail to the address listed below. If the notice is sent by registered mail, the date of receipt recorded on the return receipt of the registered mail shall be the date of delivery; if it is sent by personal delivery, the date of sending off shall be the date of delivery:

Party A: Haishaman (Shanghai) Information Technology Co., Ltd.

Address: Room 301, No. 12, Lane 658, Jinzhong Road, Shanghai

Telephone: ***

Mail: ***

Attention: ***

Party B: Guangzhou Huaduo Network Technology Co., Ltd., Guangzhou Ruicheng Network Technology Co., Ltd.

Address: 29th Floor, Building B-1, Wanda Plaza, No. 79 Wanda 2nd Road, Panyu District, Guangzhou

Telephone: ***

Mail: ***

Attention: ***

Party C: Shanghai Ruogu Information Technology Co., Ltd.

Address: Room 301, No. 12, Lane 658, Jinzhong Road, Shanghai

Telephone:***

Mail:***

Attention: ***

Article 9 Confidentiality

1.

The parties acknowledge and confirm that any oral or written information exchanged with each other in relation to this Agreement is confidential. Each party shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of the other party, except in the following cases:

(a)	the information is or will be known to the public (but is not or will not be disclosed to the public by the party receiving the information without authorization);
(b)	information required to be disclosed by applicable laws or regulations; or
(c)

information disclosed by either party to its legal or financial advisor in connection with the transaction described in this Agreement and such legal or financial advisor shall also be subject to an obligation of confidentiality similar to this Article.

2.

If any party's staff or agency leaks the information, it will be regarded as the leakage by such party, and it shall be liable for breach of this Agreement in accordance with this Agreement. Regardless of the termination of this Agreement for any reason, this Article shall remain in effect.

Article 10 Further Assurance

The parties agree to promptly execute the documents which are reasonably necessary for or beneficial to carry out the provisions and purposes of this Agreement, and to take further actions reasonably necessary or beneficial to carry out the provisions and purposes of this Agreement.

Article 11 Termination of Agreement, Liability for Breach of Agreement and Indemnification

1.

If either party to this Agreement breaches the obligations stipulated in this Agreement ("Breaching Party"), the other party ("Non-breaching Party") may send a written notice to the Breaching Party requesting the Breaching Party to correct its breach of Agreement. The Breaching Party shall cease its breach of Agreement within thirty (30) days from the date of receipt of the above notice, and indemnify the Non-breaching Party for all losses thus incurred; if the Breaching Party continues to breach its obligations after receipt of the above notice within thirty (30) days, any Non-breaching Party has the right to unilaterally terminate this Agreement, and at the same time has the right to request the Breaching Party to indemnify the Non-breaching Party for all losses suffered thereto.

2.

Any relieve, grace or delay of exercising its rights provided by the laws or provisions of this Agreement given by the Non-breaching Party to any breach of the Agreement by the Non-breaching Party shall not be deemed a waiver of its rights by the Non-breaching Party.

3.

For any disputes or lawsuits brought by a third party over the Purchased Shares due to Party B or Party C's breach of any statutory or contractual warranties, representations or other terms under this Agreement or before the transfer of the Purchased Shares, and cause Party A, its officers, managers, directors, shareholders, members, representatives, agents and employees (“Indemnified Persons”) to suffer any and all claims, damages, liabilities, expenses and fees, including but not limited to reasonable attorneys' fees, in any actions or legal proceedings between the indemnifying person and the Indemnified Person, or between the Indemnified Person and any third parties, both Party B and Party C shall indemnify, defend and hold harmless Party A, unless such liability arises from the willful misconduct or gross negligent by the Indemnified Person.

Article 12 Miscellaneous

1.	Modifications, Amendments and Supplements

Modifications, amendments and supplements to this Agreement must be in writing and become effective after being duly signed and sealed by all the parties. Once executed, this Agreement will terminate and supersede the exclusive option agreement signed by the parties (and other parties to this Agreement) on July 23, 2019.

2.	Compliance with Laws and Regulations

Each party shall comply with and shall ensure that each party operates in full compliance with all the laws and regulations officially promulgated by and publicly available in the PRC.

3.	Entire Agreement

Except for any written amendments, supplements or modifications made after the signing of this Agreement, this Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior oral agreements with respect to the subject matter of this Agreement. or written negotiations, representations and agreements.

4.	Headings

The headings of this Agreement are for convenience only and should not be used to interpret, illustrate or otherwise affect the meaning of the provisions of this Agreement.

5.	Language

This Agreement is written in Chinese. The original can be made into one or more copies as required, and each Agreement has the same legal effect.

6.	Severability

If any one or more provisions of this Agreement are ruled to be invalid, illegal or unenforceable in any respect under any laws or regulations, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected or damaged in any way. The parties shall negotiate in good faith to seek to replace those invalid, illegal or unenforceable provisions with effective provisions, and the economic effects of such effective provisions shall be as similar as possible to those invalid, illegal or unenforceable provisions.

7.	Successor

This Agreement shall be binding on each party's respective successors and assignees permitted by each party.

8.	Continuation
(a)	Any obligations arising out of or becoming due of this Agreement prior to the expiry or early termination of this Agreement shall survive after the expiry or early termination of this Agreement.

(b)	The terms of Articles 6, 9, 11 and paragraph 8 of Article 12 of this Agreement shall continue to be effective after the termination of this Agreement.
9.	Waiver

Either party may waive the terms and conditions of this Agreement, but it must be in writing and signed by all parties to become effective. A waiver by a party with respect to a breach by other party in certain instance shall not be deemed to be a waiver by such party of a similar breach by other party in other instances.

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This page is a signature page

Party A:

Haishaman (Shanghai) Information Technology Co., Ltd. (seal)

/seal/ Haishaman (Shanghai) Information Technology Co., Ltd.
/s/ Pan Wei
Name: Pan Wei
Title: Legal Representative

Party C:

Shanghai Ruogu Information Technology Co., Ltd. (seal)

/seal/ Shanghai Ruogu Information Technology Co., Ltd.
/s/ Pan Wei
Name: Pan Wei
Title: Legal Representative

Signature Page to the Amended and Restated Exclusive Option Agreement

This page is a signature page

Party B:

Guangzhou Huaduo Network Technology Co., Ltd. (seal)

/seal/ Guangzhou Huaduo Network Technology Co., Ltd.
/s/ Li Ting
Name: Li Ting
Title: Legal Representative

Signature Page to the Amended and Restated Exclusive Option Agreement

This page is a signature page

Party B:

Guangzhou Ruicheng Network Technology Co., Ltd. (seal)

/seal/ Guangzhou Ruicheng Network Technology Co., Ltd.
/s/ Li Ting
Name: Li Ting
Title: Legal Representative

Signature Page to the Amended and Restated Exclusive Option Agreement